Syntroleum Corporation
March 18, 2013 Conference Call Script

Operator
Good morning. My name is       , and I will be your conference operator today. At this time, I would like to welcome everyone to the Syntroleum Corporation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press“star” * then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you. I will now turn the call over to Karen Power Syntroleum’s Senior Vice President and Principal Financial Officer. Ms. Power, you may begin your conference.

Karen Power
Good afternoon and thank you for joining us today. Remarks for today’s call will be presented by

•	Karen Power, Senior Vice President and Principal Financial Officer,

•	Syntroleum’s President and Chief Executive Officer, Gary Roth, and

•	Ron Stinebaugh, Senior Vice President of Finance

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements, as well as use historical information. Words such as “believe,”“estimate,”“expect,”“intend,”“plan,”“anticipate,”“could,” “should” or “suggest” are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

For the quarter ended December 31, 2012, the Company reported an operating loss of $797 thousand resulting from revenues of $1.1 million and operating expenses of $1.9 million. For the year ended December 31, 2012, the company reported operating income of $9.2 million resulting from revenues of $17.5 million and operating expenses of $8.3 million.

For Dynamic Fuels quarter and year ended September 30, 2012, we reported a loss of $4.3 million and $10.0 million respectively. This compares to a loss of $2.8 million for the quarter ended June 30, 2012. During the quarter and year ended September 30, 2012 the plant sold 10.6 million and 35.2 million gallons of renewable fuels, respectively.

We report Dynamic Fuels on a three month lag and the loss reflected in our income statement is for the period ending September 30, 2012. Our 10K filing includes Dynamic Fuels’ annual financials.

Syntroleum’s net loss was $5.1 million and $1.1 million, respectively, for the three months and year ended December 31, 2012, compared with a net loss of $3.0 million and $16.9 million, respectively for the corresponding periods in 2011.

As of December 31, 2012 Syntroleum’s available cash balance was $15.9 million. On March 1, 2013, we received $5.7 million from the sale of our pilot plant to Sasol USA. Our current cash balance is $19 million.

On December 6, 2012, we received a Nasdaq notification letter granting Syntroleum an additional 180 days to regain compliance relating to the $1 per share minimum bid price listing requirement which expires on June 3, 2013. Except for the $1 per share minimum bid price, we meet the listing requirements for the Nasdaq Capital Market.

Now I’ll turn the call over to Gary Roth.

Gary Roth

Thank you, Karen.

We began a turnaround on the Geismar Plant on October 25,. 2012. The turnaround was completed on December 10, 2012. At that time, our industry faced the following situation:

•	It became apparent that the 1 billion gallon 2012 biomass based diesel mandate would be met as early as May when that month’s EMTS reported 121 million gallons or 1.45 billion gallons on an annualized basis. RIN prices, which averaged $1.44 in April fell 28% averaging $1.03 for August. RIN prices fell a further 59% from $1.00 to a low of 42 cents over a 17 day period in September to October 2012, and averaged 53 cents for December.

•	The question of reinstatement of the $1 per gallon tax credit and the $.50 per gallon alternative fuels mixture credit for 2013 and whether or not they would be retro-active to 2012 had not been answered. This uncertainty was only partially resolved on January 3, 2013 when President Obama signed legislation re-instating these tax credits, retro-active to 2012 and for 2013.

•	Once legislated, the filing mechanism remained undefined. The IRS published procedures on January 31st, 2013, which differed from the procedures in 2011 leading to further delays as the industry internalized these regulations. We have now been through the tax credit process and the total effective value of these credits is estimated at $25 million consisting of $8.9 million in direct tax credits to each owner and $7.2 million in tax credits to Dynamic Fuels. Syntroleum electronically filed its tax return and received receipt confirmation on March 15, 2013.

•	Feedstock prices remained high in late 2012 relative to the combined value of physical fuel prices and RINS partly due to the uncertainty of the $1 per gallon tax credit and who would receive this benefit — producer or blender?

Over the last three months, we have seen resolution to the uncertainties we outlined above which has led to improved economics. SME biodiesel margins, which are the primary indicator of health in our industry, reached breakeven this February. D4 RIN prices are currently 80 cents having been as high as $1.09 and when combined with the $1 tax credit and current commodity prices suggest a return to historical industry margins. The question remains how long will these margins exist?

I am going to turn the call over to Ron Stinebaugh for a more in depth review of this question.

Ron Stinebaugh

Thanks, Gary

Let’s start by reviewing RIN codes which are commercially available today. RINS are the currency by which the EPA measures compliance with RFS2. The system is built around ethanol energy equivalent gallons where 1 gallon of ethanol is equal to 1 RIN. Other fuel types are assigned RIN values per gallon based on energy content relative to ethanol.

D4 RINS are for biomass based diesel, which includes biodiesel and renewable diesel. Biodiesel receives 1.5 RINS per gallon and renewable diesel receives 1.7 RINS per gallon.

D5 RINS are for Advanced Biofuels, which typically includes biomass based diesel, renewable naphtha and low carbon intensity sugarcane ethanol, and

D6 RINS are for other renewable fuels – which is typically corn ethanol

So what can D4 RINS be used for?  The answer is that D4 RINS can not only be used for D4 compliance but also, D5 and D6 compliance.  However, D5 and D6 RINS cannot be used for D4 compliance. This makes D4 RINS the most flexible RINS.

There are several factors that are positively impacting the value of D4 RINS. These factors relate to the E-10 blending, a growing advanced biofuel mandate and an abundant global palm oil supply.

D6 corn ethanol RINS began the year at 7 cents. D6 RINS increased to the 30 cent level in late January and remained there most of February. Then over 11 trading days beginning on February 20th, advanced 72 cents to $1.06 on March 11th. Over the same time period, D4 biomass based diesel RINS increased 52 cents to $1.09 and D5 advanced biofuel RINS increased 59 cents to $1.11. In other words, the commercially available RIN complex all increased to parity and have essentially remained that way since. So the key question is, what is driving the price of D6 RINS and how does this impact D4 biomass based diesel RINS?

RFS2 mandates corn ethanol usage growing from 13.8 billion gallons in 2013 to 15 billion gallons in 2015. For 2013, the United States Energy Information Agency, also known as EIA, projects 2013 US gasoline demand of 134 billion gallons trending flat to down. This suggests a 2013 physical ethanol demand of 13 billion gallons at E10 blending levels. This results in a current year statutory shortfall of approximately 400 million gallons to meet the 13.8 billion gallon mandate, excluding carryover D6 RINS. Using the same methodology for 2014 and 2015 suggests a deficit of 1 billion gallons in 2014 and 1.9 billion gallons in 2015.

In 2013, the advanced biofuel mandate is proposed at 2.75 billion RINS, which consists of 1.92 billion RINS from 1.28 billion gallons of biomass based diesel. This results in a D5 RIN requirement of 830 million RINS\. Using the same methodology, the D5 RIN requirement in 2014 grows to 1.83 billion RINS and 3.58 billion RINS in 2015 holding biomass based diesel constant at 1.28 billion gallons.

In summary, given current RFS2 legislation, E10 blending infrastructure and a 1.28 billion gallon biomass based diesel requirement, we see D4 RIN potential in excess of the current 1.28 billion gallon RIN equivalent requirement of 860 million gallons, 1.9 billion gallons and 3.6 billion gallons in 2013, 2014 and 2015 respectively.

EIA projects US diesel consumption at 53, 56 and 58 billion gallons in 2013, 2014 and 2015. If RIN distributions shifted 100% to D4 biomass based diesel for compliance, this would result in B4, B5.7 and B8.4 levels consistent with the B5 to B20 typically sold by the fuel industry. Renewable diesel produced by Dynamic Fuels has no blend limitations.

Can the biomass based diesel industry produce these volumes? According to the EIA, installed biodiesel annual capacity is 2.1 billion gallons year end 2012. Domestic renewable diesel facility annual capacity is approximately 225 million gallons, for a total of 2.3 billion gallons. As per EMTS, the maximum recorded biomass based diesel gallons supplied was 165 million gallons in December 2011, which translates to an annualized 2 billion gallons. As per Hart Energy, year-end 2010 global annual biodiesel capacity was 15 billion gallons.

In summary, D4 RINS are a mechanism for obligated parties to meet their RIN requirements now and over the near term. There is sufficient domestic and global production capacity to generate these RINS and these biomass based diesel volumes can be blended within industry standard levels.

According to the Malaysian Palm Oil Board, Malaysian palm oil stocks at the beginning of 2013 were an all-time high of 2.6 million metric tons. RBD Palm oil differential to soy at the US Gulf Coast has widened 18.3 cents from a 2.9 cent per pound premium in August 2010 to a 15.4 cent per pound discount in February of 2013. Given the significant plantings of palm in the past few years, we believe that this additional supply could persist. We expect the global supply of palm oil to temper feedstock prices.

Another impact of palm supply is the importation of palm biodiesel. Palm biodiesel qualifies for the $1 blender’s tax credit but does not generate D4 RINS. The imported RINless palm biodiesel will use some of the domestic biodiesel blending capacity that generates RINS and could result in fewer RINS created.

I will now turn the call back to Gary Roth.

Gary Roth

Thank you Ron for that detailed analysis. We understand that our business is complicated. However, it is critical for us to understand the inter-workings of the RFS2 compliance system. If you have any additional questions, and I am sure you will, please feel free to call Ron.

Ron’s analysis suggests the downside RIN uncertainty we saw in the second half of 2012 will likely be mitigated as a result of increased D4 RIN demand in addition to the 28% increase in biomass based diesel mandated year on year. We expect prices for feedstock to be buffered by excess global palm oil supply. As a result, we anticipate a mutual decision between the owners to restart the Geismar facility.

Our optimism relating to our natural gas to liquids business continues to grow. Recently, we have seen gas suppliers link the price of natural gas to end product prices. This pricing model significantly lowers the differential commodity price risk inherent to a gas to liquids project. We see this as an indication gas prices will remain competitive for the foreseeable future and that producers are looking to grow demand by establishing alternative pricing models.

In conjunction with gas producers, we have developed geologic basin specific economic modeling allowing us to focus our business development effort. In the coming months, we expect to further narrow our evaluations to a fully integrated development concept including drilling, production, gathering, GTL conversion and product marketing. We believe these economics to be attractive.

With respect to our patent disputes with Neste, let me review the status.

•	In May 2012, Neste sued Syntroleum for alleged infringement of their ’344 patent. On September 14, 2012 the US Patent Office issued an Office Action initially rejecting all claims of the ’344 patent. On January 31, 2013, the United States District Court for the District of Delaware granted Syntroleum’s motion to stay Neste’s lawsuit pending reexamination of the ’344 patent. The USPTO’s recent Order is consistent with a prior finding on March 22, 2012 by the USPTO’s Board of Patent Appeals and Interferences affirming the Examiner’s rejection of the ‘018 patent’s claims.

•	On December 20, 2012, Neste sued Syntroleum for alleged infringement of their ’094 patent. On March 8, 2013, Syntroleum filed an inter partes review with the US Patent Office in relation to the ‘094 patent. On March 13, 2013, Syntroleum filed a motion to stay with the United States District Court for the District of Delaware.

•	On February 7, 2013, Syntroleum filed suit against Neste in Singapore asserting its Singapore Patent No. 172,045 entitled “Even Carbon Number Paraffin Composition And Method of Manufacturing Same.”

•	Syntroleum has invested substantial time and resources in its proprietary Bio-Synfining® technology and will enforce its intellectual property rights in venues domestically and around the world.

Thank you for your attendance today. We will now open up the call for questions.